EXHIBIT 99.1

  FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000

        May  9, 1996,  Houston, Texas.....Reading  & Bates  Corporation (RB-
  NYSE) announced today it was extremely disappointed with the decision of the board of directors of Transocean ASA, as set out in their press release issued earlier today.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "Reading & Bates' latest proposal is clearly superior to that of Sonat
  Offshore in terms of value created for Transocean's stockholders, employees and customers, as indicated in our May 7, 1996 letter to the board of directors of Transocean. We intend to press forward with our previously announced proposal. We regret the lack of support from Transocean's board of directors, but we believe the stockholders of Transocean should have the opportunity to decide the outcome of the competing proposals."

        Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.


                                      ####